Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Oceaneering International, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 23, 2024, with respect to the consolidated financial statements of Oceaneering International, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Oceaneering International, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas

November 25, 2024